UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    October 25, 2007

Security With Advanced Technology, Inc.
(Exact name of registrant as specified in charter)

Colorado
(State or other jurisdiction of incorporation)

001-32566 (Commission File Number)	20-1978398 (IRS Employer Identification No.)

10855 Dover Street, Suite 1100 Westminster, Colorado   80021
(Address of principal executive offices)

Registrant’s telephone number, including area code:   (303) 439-0372

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 –   Termination of a Material Definitive Agreement.

                     Effective October 25, 2007, the board of directors (the “Board”) of Security With Advanced Technology, Inc. (the “Company”) terminated the employment agreement dated as of December 31, 2006, with Michael Cox, the former Vice President of Engineering. The employment agreement with Mr. Cox had an original term of two years. Pursuant to the terms of the employment agreement, Mr. Cox will receive his salary and benefits (including accrued but unpaid time off) through the date of termination. Thereafter, the Company will have no further obligations to Mr. Cox.

Item 5.02 –  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

                    Effective October 25, 2007, the Board of the Company elected Jeffrey G. McGonegal as the Company’s Chief Executive Officer, replacing Scott G. Sutton. Mr. Sutton will continue to serve as President of the Company pursuant to the terms of his existing employment agreement at an annual salary of $140,000 and remain as a director of the Company. Mr. McGonegal will also continue to serve as Chief Financial Officer of the Company pursuant to the terms of his existing employment agreement at an annual salary of $110,000. Neither Mr. McGonegal’s nor Mr. Sutton’s employment agreements will be amended as a result of these changes. The Company is incorporating by reference into this Current Report on Form 8-K the disclosures about Mr. McGonegal required pursuant to subsections (c)(2) and (c)(3) under Item 5.02 of Form 8-K from its Proxy Statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 on June 22, 2007.

Item 7.01 –   Regulation FD Disclosure.

                   On October 29, 2007, the Company issued a press release titled, “Security With Advanced Technology Focuses of Current Revenue Opportunities, Restructures Executive Leadership and Reduces Overhead”. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01 –   Exhibits

Exhibit #	Description

99.1	Press release dated October 29, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 30, 2007	Security With Advanced Technology, Inc. By: /s/ Jeffrey G. McGonegal Jeffrey G. McGonegal Chief Executive Officer